Consent of Independent Accountants


The Board of Directors
C-COR.net Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 2-95959, 33-27440, 33-35208, 33-66590, 333-65805, 333-02505, 333-89067 and
333-30982) on Form S-8 and (Nos. 333-82697, 333-87909, 333-90011 and 333-90589)
on Form S-3 of C-COR.net Corp. of our report dated March 10, 2000, with respect to the restated consolidated balance sheets of C-COR.net Corp. as of June 25, 1999 and June 26, 1998, and the related restated consolidated statements of operations, cash flows and shareholders' equity for each of the years in the three-year period ended June 25, 1999, and the related restated financial statement schedule, which report appears in the June 25, 1999 annual report on Form 10-K/A (Amendment No. 2) of C-COR.net Corp.


/s/ KPMG LLP
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KPMG LLP


State College, Pennsylvania
March 14, 2000